Exhibit 99.1

9 August, 2013

Kim Williams Departs News Corp

News Corp (NASDAQ: NWS, NWSA; Temp. ASX tickers: NNC, NNCLV) announced today that Kim Williams has resigned his post as chief executive of News Corp Australia, a role he has held since December 2011.

News Corp executive chairman Rupert Murdoch said, “I want to sincerely thank Kim, first for his nearly two decades of service to News Corp; but more importantly, for his loyalty and friendship to me and my family all of these years.

“From the early days when we opened Fox Studios Australia, to his tenacious work building Foxtel and FOX SPORTS into the powerhouse it is today, Kim has always operated with great integrity and skill. It was with that in mind that I turned to him and asked him to leave the security of the pay TV business and takeover the whole of our Australian operations as chief executive of News Corp Australia.

“Kim has been a steady and courageous leader at a time when our businesses have faced unprecedented pressure and economic challenges. I want to thank him for his unwavering commitment, and the blood, sweat and tears he has put into News Corp Australia. We wish him well in all future endeavours and look forward to continuing our friendship in the years to come.”

Mr. Williams was appointed chief executive of News Corp Australia after 10 years as chief executive of Foxtel. He previously held various executive positions, including as chief executive of Fox Studios Australia, the Australian Film Commission, Southern Star Entertainment and Musica Viva Australia, and served as a Senior Executive at the Australian Broadcasting Corporation.

Chief executive of News Corp Robert Thomson said, “Kim feels now is the right moment to leave the company, which he has served for two decades, following the successful implementation of the first stage of News Corp Australia’s strategy to drive integration and improve efficiency, to invest in its editorial products and publishing system, and secure a path of growth in a multi-platform world.

“He has been a powerful, eloquent and effective advocate for media freedom and freedom of speech in Australia. His leadership against hastily conceived ‘reforms’ ensured that the vigorous and vital debate that has characterised our country will endure. We all owe him a debt of gratitude for that strong and principled stand.”

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NEWS LIMITED  —  ABN 47 007 871 178  —  2 HOLT STREET  —  SURRY HILLS  —  2010  —  NSW  —  AUSTRALIA

Mr. Williams said, “I am confident that I leave the company in a strong position and with good foundations for the future. It has been a privilege to work for News Corp across almost 20 years, and I have no doubt it will remain the most memorable element in my professional commercial life. News has many of the finest people in media in our country, and I salute them and their continuing efforts in their service of Australia and Australians.”

Added Mr. Thomson, “Kim leaves a remarkable, sustaining legacy at these companies and on modern media in Australia. He will no doubt continue to make important contributions to the development of a dynamic, outward-looking, meritocratic country.”

-ends-

Released by News Corp Australia Corporate Affairs

For further details contact:

Adam Suckling – Director of Policy, Corporate Affairs & Community Relations

T: 02 9288 3242

M: 0419 205 488

E: adam.suckling@news.com.au

About News Corp Australia

News Corp Australia is part of one of the world’s largest and leading global media and information services businesses - News Corp.

News Corp Australia’s portfolio of national, metropolitan, regional, community and specialist multi-platform brands include The Australian, The Daily Telegraph, Herald Sun, The Courier-Mail, The Advertiser (Adelaide), The Sunday Times (Perth), The Mercury (Hobart), NT News, Townsville Bulletin, The Cairns Post, Gold Coast Bulletin, Geelong Advertiser, The Weekly Times, news.com.au, Fox Sports, Eureka Report, Business Spectator, Vogue Australia, GQ, donna hay, Kidspot and taste.com.au.

News Corp Australia News also has significant investments in allied Australian media enterprises Foxtel, REA Group and AAP.

NEWS LIMITED  —  ABN 47 007 871 178  —  2 HOLT STREET  —  SURRY HILLS  —  2010  —  NSW  —  AUSTRALIA